Exhibit 9.1

SMART TECHNOLOGIES

2009 PARTICIPANT EQUITY LOAN PLAN

VOTING TRUST AGREEMENT

THIS AGREEMENT is made as of the      day of             , 20    .

BETWEEN:

[Insert name of Participant], an individual resident in the City of , Alberta

(the “Participant”)

- and -

Nancy Knowlton, an individual resident in the City of Calgary, Alberta

(the “Voting Trustee”)

- and -

SMART TECHNOLOGIES (HOLDINGS) INC., a corporation incorporated under the laws of the Province of Ontario

(“Smart Tech”)

WHEREAS pursuant to a participation election dated                      (the “Participation Election”), the Participant elected to purchase          common shares (the “Equity Plan Shares”) in the capital of Smart Tech in accordance with the terms and conditions of the Smart Technologies 2009 Participant Equity Loan Plan (the “Plan”) dated as of January 1, 2009;

AND WHEREAS in accordance with the terms and conditions of the Plan and of a loan agreement entered into between the Participant and Smart Tech on the date hereof (such loan agreement, including any amendment, replacement, restatement or other modified version thereof, the “Loan Agreement”), Smart Tech has lent to the Participant an amount equal to all or a portion of the purchase price for the Equity Plan Shares;

AND WHEREAS in accordance with the terms and conditions of the Plan and the Loan Agreement and of a pledge agreement entered into between the Participant and Smart Tech on the date hereof (such pledge agreement, including any amendment, replacement, restatement or other modified version thereof, the “Pledge Agreement”), the Participant has agreed to pledge the Equity Plan Shares and other collateral to Smart Tech as a general and continuing collateral security for the due satisfaction and performance of all liabilities and obligations of the Participant to Smart Tech under the Loan Agreement;

AND WHEREAS in accordance with the terms and conditions of the Plan the Participant has agreed to appoint the Voting Trustee as the Participant’s voting trustee in respect of the Equity Plan Shares on the terms and conditions hereinafter contained;

NOW THEREFORE in consideration of the mutual covenants in this Agreement and for other consideration (the receipt and sufficiency of which are thereby acknowledged by the Participant), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement defined terms used that are not otherwise defined shall have the same meaning as in the Plan and:

(a)	“Equity Plan Shares” has the meaning ascribed thereto in the recitals to this Agreement.

(b)	“Initial Public Offering” means an initial public offering resulting in the holdings of an equity interest of SMART or Smart Tech by the public or a transaction giving rise to the a stock exchange listing or over the counter quotation of interest or equity of SMART or Smart Tech, including an amalgamation, a share exchange take-over, reverse take-over or other transaction having a similar result.

(c)	“Loan Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

(d)	“Participant” has the meaning ascribed thereto in the recitals to this Agreement.

(e)	“Participation Election” has the meaning ascribed thereto in the recitals to this Agreement.

(f)	“Person” means an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative.

(g)	“Plan” has the meaning ascribed thereto in the recitals to this Agreement.

(h)	“Pledge Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

(i)	“SMART” means SMART Technologies ULC, an unlimited liability company formed under the laws of the Province of Alberta.

(j)	“Smart Tech” has the meaning ascribed thereto in the recitals to this Agreement.

(k)	“Term” has the meaning ascribed thereto in Section Article 3.0.

(l)	“Voting Trustee” has the meaning ascribed thereto in the recitals to this Agreement.

ARTICLE 2

VOTING TRUSTEE AND EXERCISE OF VOTING RIGHTS

2.1 Appointment of Voting Trustee

The Participant hereby appoints the Voting Trustee as its attorney in respect of the Equity Plan Shares and to act on its behalf, subject to the terms of this Agreement, of the Equity Plan Shares and the Voting Trustee hereby accepts such appointment.

2.2 Exercise of Voting Rights

(a)	During the Term of this Agreement in accordance with the provisions hereof, the Voting Trustee shall, in respect of the Equity Plan Shares owned by a Participant at any time and from time to time during the term of this Agreement, exclusively possess and be entitled, in person, by proxy or by attorney, in its sole discretion to exercise all the rights of voting appertaining to the Equity Plan Shares and all rights in connection with the initiation, taking part in and consenting to any action as shareholders of Smart Tech provided, however, that, (i) the Voting Trustee may, but shall not be obligated to, vote or take any such action in respect of the Equity Plan Shares; and (ii) if the Voting Trustee so elects to vote, the votes relating to such Equity Plan Shares shall be cast in respect of any such matter being voted upon in the same manner as the votes cast by the Initial Shareholders and in the same proportions that the common shares of Smart Tech then owned by the respective Initial Shareholders (as such term is defined in the Plan) represent of the Equity Plan Shares subject to this Voting Trust.

(b)	In furtherance of the foregoing, the Participant shall from time to time and at all times during the term of this Agreement do whatever may be requested by the Voting Trustee, including the execution and delivery of appropriate instruments of proxy, to enable or facilitate the exercise of any and all such rights by or on behalf of the Voting Trustee.

2.3 Voting Trustee

(a)	There shall be one voting trustee under this Agreement, the first of which is the Voting Trustee.

(b)

The Voting Trustee may at any time resign office by giving not less than 30 days’ prior notice in writing to Smart Tech and the Participant and any successor voting trustee that is unable to continue to act hereunder, whether by reason of dissolution, bankruptcy, death, incapacity, inability or otherwise shall be deemed to have resigned. A vacancy in the office of the voting trustee under this

Agreement that may occur by the resignation, dissolution, bankruptcy, death, incapacity, inability or otherwise shall promptly be filled at the direction and by resolution in writing signed by a majority of members of the board of directors. Any individual or corporation selected as aforesaid to fill a vacancy created in the office of voting trustee shall execute and deliver an agreement, as a condition precedent to becoming a voting trustee, whereby such individual or corporation, as the case may be, agrees, in effect to be bound by the provisions of this Agreement as if it, he or she were an original party hereto and shall thereupon have the same rights, powers and discretion as though originally appointed voting trustee hereunder.

(c)	Any voting trustee under this Agreement may be a member of the board of directors of Smart Tech and/or a shareholder or Smart Tech and may vote for himself or itself, as the case may be, and count in the determination of the quorum at any meeting of Smart Tech or the board of directors of Smart Tech as such and no Person shall be disqualified from acting as a voting trustee under this Agreement by reason of any personal interest, either direct or indirect, in Smart Tech or in any of its securities, and any voting trustee or any firm or corporation in which he or it may be a shareholder, officer or member may deal with Smart Tech by lending it money, purchasing or selling its securities or otherwise in any manner whatsoever as fully as though he, she or it were not a voting trustee under this Agreement, nor shall any action be voidable on account of any such personal interest.

(d)	The Voting Trustee shall not be entitled to remuneration for acting as such, and in no event shall the Voting Trustee under this Agreement have recourse against the Participant or against the Equity Plan Shares for any such remuneration. Notwithstanding the above, the Voting Trustee shall be compensated for all reasonable expenses related to his duties as Voting Trustee for the Participant with such reasonable expenses to be borne by Smart Tech.

2.4 Decisions of the Voting Trustee

By way of supplement to the provisions of law or of any statute for the time being in effect relating to voting trustees, it is agreed that, subject to this Section 2.4, all matters or questions requiring action or decision by the Voting Trustee under this Agreement, including the exercise of the voting rights attached to the Equity Plan Shares, shall be determined by the Voting Trustee in its discretion provided that the Voting Trustee must seek direction from Participant for matters described in Schedule “A” attached hereto. The Voting Trustee may from time to time adopt, amend and repeal such rules and regulations as it shall deem proper to govern its own procedure.

2.5 Protection of Voting Trustee

(a)	The Voting Trustee shall not incur any liability or responsibility by reason of any error of law or mistake or any matter or thing done or omitted to be done under or in relation to this Agreement except for its own individual wilful and wrongful neglect or default.

(b)	The Voting Trustee may, in relation to this Agreement, act on the opinion or advice of counsel or other expert and shall not be responsible for any loss occasioned by so acting, and shall incur no liability or responsibility for deciding in good faith not to act upon any such opinion or advice.

(c)	Any costs incurred by Voting Trustee in acting pursuant to this Agreement shall be borne by Smart Tech.

ARTICLE 3

DEALINGS WITH EQUITY PLAN SHARES

3.1 Change in Equity Plan Shares

The Participant agrees that the provisions of this Agreement relating to the voting rights attaching to the Equity Plan Shares shall apply mutatis mutandis to:

(a)	any shares or securities into which such Equity Plan Shares may be converted, changed, reclassified, redivided, redesignated, subdivided or consolidated;

(b)	any shares or securities which are received by the Participant as a stock dividend or distribution payable in shares or securities of Smart Tech which entitle the holder thereof to vote at any meeting of the shareholders of Smart Tech; and

(c)	any shares or securities of Smart Tech or of any successor or continuing company to Smart Tech which may be received by the Participant on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

3.2 Release of Equity Plan Shares and Term of Agreement

This Agreement shall remain in effect from the date hereof until the earlier of:

(a)	the date that the Participant no longer owns any of the Equity Plan Shares (notwithstanding any of the Participant’s obligations under either the Loan Agreement or the Pledge Agreement);

(b)	notwithstanding Section 3.2(a), the date of completion of an Initial Public Offering; and

(c)	the date of execution of an agreement in writing by the Voting Trustee, the Participant and Smart Tech terminating this Agreement,

with such period being referred to for the purposes of this Agreement as the “Term”.

ARTICLE 4

PARTICIPANTS

4.1 Independent Legal Advice

The Participant confirms having had the opportunity to obtain independent legal advice regarding this Agreement and that he or she is signing this Agreement voluntarily with full understanding of its contents.

4.2 Investment Decision

The Participant acknowledges that the Voting Trustee has not made any representation or warranty to it, and that no act by the Voting Trustee hereinafter taken, including any review of the affairs of Smart Tech and its subsidiaries or affiliates, shall be deemed to constitute any representation or warranty by the Voting Trustee to the Participant. The Participant represents to the Voting Trustee that it has, independently and without reliance upon the Voting Trustee and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition of Smart Tech, and all applicable laws relating to an investment in Smart Tech, and made its own decision to purchase Equity Plan Shares pursuant to the Plan and to enter into this Voting Trust Agreement. The Participant also represents that he or she will, independently and without reliance upon the Voting Trustee and based on such documents and information as it shall deem appropriate at the time, continue to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition of Smart Tech. The Voting Trustee shall not have any duty or responsibility to provide the Participant with any investment information concerning the business, prospects, operations, property, financial and other condition of Smart Tech that may come into the possession of the Voting Trustee.

4.3 Family Law Provisions

(a)	The Participant shall give Smart Tech and the Voting Trustee notice of any application or claim made by his or her spouse pursuant to the Family Law Act (Alberta) or otherwise for an order that such spouse receive or is entitled to any interest in the Equity Plan Shares.

(b)	In the event that the Participant, pursuant to a court order, agreement or settlement, is obliged to make any equalization or other payment to his or her spouse, the Participant shall do so by use of assets and resources available to him or her (including credit and loan facilities) other than his or her Equity Plan Shares.

(c)	The spouses of the Participant acknowledges and agrees that in the event that such spouse becomes the holder of a Equity Plan Share certificate or the beneficial interest in the Equity Plan Shares, such spouse will be bound by the terms of this agreement, including without limitation, those provisions with respect to voting and transfer, as if an initial party hereto.

ARTICLE 5

GENERAL

5.1 Amendment

Subject to Section 3.2 hereof and Section 8.2(c) of the Plan, this Agreement may only be amended, supplemented or terminated by a written agreement signed by the Participant and the Voting Trustee.

5.2 Further Assurances

The Parties will execute and deliver any further documents and perform any further acts reasonably requested by any of the Parties to this Agreement which are necessary to carry out the intent of this Agreement.

5.3 Notice

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail, postage prepaid, addressed as follows:

In the case of the Participant:

Facsimile:

In the case of the Voting Trustee:	Nancy Knowlton c/o Smart Technologies (Holdings) Inc. 3636 Research Road N.W. Calgary, Alberta T2L 1Y1

	Facsimile:	(403) 407-4894

In the case of Smart Tech:	Smart Technologies (Holdings) Inc. 3636 Research Road N.W. Calgary, Alberta T2L 1Y1

	Attention:	Nancy Knowlton, Chief Executive Officer
	Facsimile:	(403) 407-4894

or at such other address or fax number of which the addressee may from time to time notify the addressor. Any notice delivered by personal delivery or by courier to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a business day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth business day following the date of its mailing. Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a business day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first business day after its transmission.

5.4 Time of Essence

Time shall be of the essence of each provision of this Agreement. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

5.5 Equitable Remedies

The parties acknowledge that the covenants, provisions or restrictions contained in this Agreement are reasonable. In the event any party breaches any of the covenants, provisions or restrictions contained in this Agreement, the remaining parties’ remedy in the form of monetary damages may, therefore, be inadequate and, the remaining parties shall be and are hereby authorized and entitled, in addition to all other rights and remedies available to them, to apply for and obtain from any court of competent jurisdiction, interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

5.6 Enforcement and Severability

If any provisions of this Agreement as applied to any party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void, voidable, invalid or unenforceable, in whole or in part, the same shall not affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties hereto agree that the provisions hereof are reasonable and intend this Agreement to be enforced as written.

5.7 Governing Law

This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta.

5.8 Successors

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal personal representative(s), successors and assigns and upon any trustee or receiver in bankruptcy or upon any other trustee or appointee or their successors or assigns upon whom shall devolve by operation of law or otherwise, any interest or claim in and to the property of or the interest herein of any party.

5.9 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as stated in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, conditions, warranties and agreements of the respective parties with respect to the subject matter hereof and supersedes all prior agreements, undertakings, negotiations and discussion, whether oral or written, with respect thereto. There are no verbal representations, undertakings or agreements of any kind between the parties.

5.10 Counterparts

This Agreement may be executed (by original or facsimile) by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

5.11 English Language

The parties hereto confirm that they have expressly requested that this Agreement and all related documents be drafted in English. Les parties aux présentes confirment avoir expressément demandé que la présente convention et tous les documents s’y rapportant soient rédigés en anglais

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date above-stated.

Witness	Nancy Knowlton, in her capacity as the Voting Trustee

Witness	[Participant]

SMART TECHNOLOGIES (HOLDINGS) INC.

Per:
Name:
Title:

SCHEDULE “A”

The Voting Trustee shall not, without the prior written consent of the Participant, exercise the rights of voting appertaining to the Equity Plan Shares and all rights in connection with the initiation, taking part in and consenting to any action in relation to the following:

1.	Approval of any act the result of which would be the voluntary winding up, liquidation or receivership of Smart Tech, or make any composition or arrangement with creditors in respect of the Fund or any merger and acquisition with any other entities.

2.	Approval of any act which would create, result in or involve a conflict of interest on the part of, or in the carrying out of the role of, the Voting Trustee.